Exhibit 99.1

Manitex International, Inc. Reports Record First Quarter 2012 Results

Revenues Increase 35% to $42.8 Million

Net Income Increases 183% to $1.3 Million, or $0.11 per share

Backlog Reaches $133.3 Million

Bridgeview, IL, May 10, 2012 — Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck and rough terrain cranes, rough terrain forklifts, special mission oriented vehicles, container handling equipment and specialized engineered trailers today announced first quarter 2012 results.

First Quarter 2012 Financial Highlights:

•	Net revenues rose 35% to a record $42.8 million, compared to the prior year’s quarter of $31.7 million and 17% compared to the fourth quarter 2011 revenues of $36.6 million.

•	Net income of $1.3 million or $0.11 per share increased 183% compared to the prior year’s quarter of $0.4 million and $0.04 per share.

•	EBITDA (1) increased 65% for the first quarter of 2012 to $3.4 million equivalent to 7.9% of sales compared to $2.1 million or 6.5% for the first quarter of 2011.

•

Consolidated backlog at March 31, 2012 rose 179% from the comparable quarter of 2011 to $133.3 million. Compared to the backlog at December 31 2011, the increase was 59% or $49.6 million in the quarter.

Chairman and Chief Executive Officer, David Langevin, commented, “The momentum in our business that led to record levels of sales, EBITDA, and backlog in 2011 continues to move us forward in 2012. We are executing well according to plan, and our first quarter’s results reflect the operating leverage in our model, with the bottom line growing faster than our top line. In the first quarter we began to benefit from a planned output expansion that is taking place at our Manitex boom truck operations. We expect to continue to increase output in each quarter during 2012 in response to the robust demand in the niche markets we serve, with particular strength coming from the North American energy field. The growth in our backlog further underscores the health of our business, and speaks well to our strategy of developing products that serve high growth markets.”

First quarter 2012 revenues of $42.8 million increased $11.1 million or 35% from the first quarter of 2011. Continuing strong demand for Manitex boom truck products, particularly from the energy and power line construction sectors, was responsible for approximately 60% of the increase. For these sectors the higher tonnage and higher reach boom trucks represent the principal product in demand, complemented by more specialized mid-range capacity units. The remaining increase in year over year revenues was generated by Load King trailers, driven by strong end user demand in the energy sector, and the equipment distribution segment due to improved demand for used equipment and rough terrain cranes. Material handling products were slightly lower than the comparable period as lower military and governmental sales were only partially offset by increased sales of CVS container handling equipment. Compared to the fourth quarter of 2011 the increase in revenues was 17% driven by planned increases in output to support the demand for Manitex product which accounted for almost 70% of the increase.

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Net income for the first quarter 2012 of $1.3 million or $0.11 per share was an increase of $0.8 million, (183%) or $0.07 per share, over the first quarter of 2011. The 35% year over year improvement in revenue resulted in an increase in gross profit of $2.2 million, which partially offset additional expenditures for R&D of $0.3 million and SG&A of $0.5 million. The Company remains committed to specific R&D projects that it believes will generate additional profitable growth opportunities towards the end of the year and in 2013, and continues to invest in these. The increase in SG&A reflects the impact of increased sales related costs from expansion of our sales organization, increased performance related compensation, higher depreciation expense and a limited amount of restructuring costs. The increase for the quarter however remained under control and as a percent of revenue, SG&A expense declined by 2.8% to 12.6% of revenues compared to 15.4% for the first quarter of 2011.

Andrew Rooke, Manitex International President and Chief Operating Officer, commented, “Our first quarter output expansion was in line with our expectations and provided a sequential quarterly increase of 17% in revenues allowing us to report a Company record, in quarterly sales. Our planning and activities in this regard are ongoing, and we are moving steadily to effect further production increases that may well enable us to convert a higher percentage of our $133 million backlog into sales on a quarterly basis. At the same time, control of costs has allowed the benefit of these revenues increases to flow through to EBITDA, which at $3.4 million was another record and represented nearly 8% of sales. We continue to effectively manage our liquidity and ability to fund our growth, and expect that our balance sheet ratios will remain in good condition, and we will start to make further debt repayments during the year.”

Outlook

Mr. Langevin concluded, “With our increasing backlog, output expansion, and strong niche in the North American energy market, we expect our sales and profits to improve steadily throughout 2012. Boom truck bookings are now taking us into 2013 deliveries, which coupled with our leveraged financial model, should provide us with the opportunity to deliver another year of growth and solid returns for our shareholders next year. Any improvement in the current economic environment with respect to our served markets would naturally add further to our optimism.”

(1)

EBITDA and adjusted net income are non-GAAP (generally accepted accounting principles in the United States of America) financial measures. These measures may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

Conference Call:

Management will host a conference call at 4:30 p.m. Eastern Time today to discuss the results with the investment community. Anyone interested in participating should call 1-877-941-4775 if calling within the United States or 1-480-629-9761 if calling internationally. A replay will be available until May 17, 2012, which can be accessed by dialing 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use passcode 4534952 to access the replay.

The call will also be accompanied by a webcast over the Internet with slides, which are also accessible at the Investor Relations section of the Company’s corporate website at www.manitexinternational.com.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, reach stackers and associated container handling equipment, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support.

Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Additionally, Badger Equipment Company, a subsidiary located in Winona, Minnesota, manufactures specialized rough terrain cranes and material handling products. Badger primarily serves the needs of the construction, municipality, and railroad industries. Our Italian subsidiary, CVS Ferrari, srl, designs and manufactures a range of reach stackers and associated lifting equipment for the global container handling market, which is sold through a broad dealer network. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. Our subsidiary, Manitex Load King located in Elk Point, South Dakota is a manufacturer of specialized engineered trailers and hauling systems, typically used for transporting heavy equipment.

Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, and our own Manitex product line. Crane and Machinery provides aftermarket service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. The division also provides a wide range of used lifting and construction equipment of various ages and conditions, and has the capability to refurbish the equipment to the customer’s specifications.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	646-415-8972
djlangevin@manitexinternational.com	peter@haydenir.com

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for share and per share amounts)

	Three Months Ended March 31,
	2012	2011
	Unaudited	Unaudited
Net revenues	$42,849	$31,722
Cost of sales	34,273	25,263

Gross profit	8,576	6,459
Operating expenses
Research and development costs	670	323
Selling, general and administrative expenses	5,386	4,884

Total operating expenses	6,056	5,207

Operating income	2,520	1,252
Other income (expense)
Interest expense	(647)	(616)
Foreign currency transaction gain	14	15
Other income	8	25

Total other expense	(625)	(576)

Income before income taxes	1,895	676
Income tax	644	234

Net income	$1,251	$442

Earnings Per Share
Basic	$0.11	$0.04
Diluted	$0.11	$0.04
Weighted average common shares outstanding
Basic	11,683,306	11,402,821
Diluted	11,684,829	11,581,676

MANITEX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except for per share amounts)

	March 31, 2012	December 31, 2011
	Unaudited	Unaudited
ASSETS
Cash	$523	$71
Trade receivables (net)	30,036	23,913
Accounts receivable finance	350	394
Other receivables	3,055	2,284
Inventory (net)	47,975	42,307
Deferred tax asset	923	923
Prepaid expense and other	1,943	1,317

Total current assets	84,805	71,209

Accounts receivable finance	465	557
Total fixed assets (net)	10,850	11,017
Intangible assets (net)	19,689	20,153
Deferred tax asset	2,549	3,238
Goodwill	15,291	15,267
Other long-term assets	161	150

Total assets	$133,810	$121,591

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable—short term	$6,294	$5,349
Revolving term credit facilities	1,575	—
Current portion of capital lease obligations	650	634
Accounts payable	24,513	18,421
Accounts payable related parties	719	470
Accrued expenses	6,122	4,946
Other current liabilities	406	357

Total current liabilities	40,279	30,177

Long-term liabilities
Revolving term credit facilities	27,045	25,874
Deferred tax liability	4,825	4,825
Notes payable	5,864	6,335
Capital lease obligations	3,866	4,035
Deferred gain on sale of building	2,313	2,408
Other long-term liabilities	1,115	1,143

Total long-term liabilities	45,028	44,620

Total liabilities	85,307	74,797

Commitments and contingencies
Shareholders’ equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at March 31, 2012 and December 31, 2011	—	—
Common Stock—no par value, Authorized, 20,000,000 shares authorized issued and outstanding, 11,699,702 and 11,681,051 at March 31, 2012 and December 31, 2011, respectively	48,717	48,571
Warrants	232	232
Paid in capital	1,111	1,098
Accumulated deficit	(2,117)	(3,368)
Accumulated other comprehensive income	560	261

Total shareholders’ equity	48,503	46,794

Total liabilities and shareholders’ equity	$133,810	$121,591

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands, except for share amounts)

	Three Months Ended March 31,
	2012	2011
	Unaudited	Unaudited
Cash flows from operating activities:
Net income	$1,251	$442
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	870	803
Changes in allowances for doubtful accounts	(10)	(10)
Changes in inventory reserves	(23)	56
Deferred income taxes	690	68
Share based compensation	159	79
Gain on disposal of fixed assets	—	(25)
Reserves for uncertain tax provisions	2	3
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(6,624)	1,409
Increase) decrease in accounts receivable finance	155	—
(Increase) decrease in inventory	(5,294)	(4,511)
(Increase) decrease in prepaid expenses	(606)	100
(Increase) decrease in other assets	(11)	8
Increase (decrease) in accounts payable	6,044	1,923
Increase (decrease) in accrued expense	1,128	(361)
Increase (decrease) in other current liabilities	42	(333)
Increase (decrease) in other long-term liabilities	(30)	—

Net cash used for operating activities	(2,257)	(349)

Cash flows from investing activities:
Proceeds from the sale of fixed assets	3	25
Purchase of property and equipment	(221)	(112)

Net cash used for investing activities	(218)	(87)

Cash flows from financing activities:
Borrowing on revolving term credit facilities	2,633	1,458
Repayments on revolving term credit facility	—	(407)
Shares repurchased for income tax withholdings on share-based compensation	—	(12)
New borrowings – note payable	2,408	1,065
Note payments	(2,075)	(834)
Payments on capital lease obligations	(153)	(142)

Net cash provided by financing activities	2,813	1,128

Net increase in cash and cash equivalents	338	692
Effect of exchange rate change on cash	114	87
Cash and cash equivalents at the beginning of the year	71	662

Cash and cash equivalents at end of period	$523	$1,441

Supplemental Information

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of or for the period ended March 31, 2012, unless otherwise indicated.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three month period ended March 31st, 2012 and 2011 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (in thousands)

	Three Months Ended
	March 31, 2012	March 31, 2011
Net income from continuing operations	1,251	442
Income tax	644	234
Interest expense	647	616
Foreign currency transaction (gain) losses	(14)	(15)
Other (income) expense	(8)	(25)
Depreciation & Amortization	870	803
Earnings before interest, taxes, depreciation and amortization (EBITDA)	3,390	2,055
EBITDA % to sales	7.9%	6.5%

Backlog

Backlog is defined as firm orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	March 31, 2012	December 31, 2011
Backlog	$133,322	$83,700
03/31/2012 increase v prior period	—	59.3%

Current Ratio is calculated by dividing current assets by current liabilities.

	March 31, 2012	December 31, 2011
Current Assets	$84,805	$71,209
Current Liabilities	40,279	30,177
Current Ratio	2.1	2.4

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit.

	March 31, 2012	December 31, 2011
Current portion of long term debt	$6,294	$5,349
Current portion of revolving term credit facilities	1,575	—
Current portion of capital lease obligations	650	634
Revolving term credit facilities	27,045	25,874
Notes payable – long term	5,864	6,335
Capital lease obligations	3,866	4,035

Debt	$45,294	$42,227

Interest Cover is calculated by dividing EBITDA (Earnings before interest, tax, depreciation and amortization) for the trailing twelve month period (April 1, 2011 to March 31, 2012) by interest expense as reported in the Consolidated Statement of Income for the same period.

12 Month Period April 1, 2011 to March 31, 2012
EBITDA	$12,455
Interest Expense	$2,571
Interest Cover Ratio	4.8

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	March 31, 2012	December 31, 2011
Trade receivables (net)	$30,036	$23,913
Other receivables	3,055	2,284
Receivables finance	350	394
Inventory (net)	47,975	42,307
Less: Accounts payable	25,232	18,891

Total Operating Working Capital	$56,184	$50,007

% of Trailing Three Month Annualized Net Sales	32.8%	34.2%

Trailing Twelve Months EBITDA is calculated by adding the reported EBITDA for the past 4 quarters.

Three Months Ended:	EBITDA
June 30, 2011	3,042
September 30, 2011	3,147
December 31, 2011	2,876
March 31, 2012	3,390

Trailing Twelve Months EBITDA	$12,455

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	March 31, 2012	March 31, 2011
Net sales	$42,849	$31,722
Multiplied by 4	4	4

Trailing Three Month Annualized Net Sales	$171,396	$126,888

Working capital is calculated as total current assets less total current liabilities

	March 31, 2012	December 31, 2011
Total Current Assets	$84,805	$71,209
Less: Total Current Liabilities	40,279	30,177

Working Capital	$44,526	$41,032